Exhibit 99.4

TLANDO, a Novel Oral TRT, Improves Sexual and Mental Domain Outcomes in Hypogonadal Men

Benjamin J Bruno, Kiran Vangara, Kilyoung Kim, Kongnara Papangkorn, Nachiappan Chidambaram, Mahesh V. Patel, Anthony DelConte, Culley C. Carson III, Irwin Goldstein, Jed Kaminetsky, Martin Miner, and Mohit Khera

Introduction: Male hypogonadism is characterized by symptoms and deficiency (<300 ng/dL) in levels of in total testosterone (TT), a critical hormone for sexual, cognitive, and body function and development. TLANDO, a testosterone undecanoate (TU) comprising lymphatically delivered oral testosterone replacement therapy (TRT) option not requiring dose titration, treatment has demonstrated effective restoration in hypogonadal men of TT levels to the eugonadal range in multiple clinical studies. TLANDO therapy resulted in decreased sex hormone binding globulin with increased free testosterone (FT). TLANDO’s unique delivery system enables consistent restoration of TT regardless of meal fat content. Moreover, TLANDO has shown potential to improve liver health through resolution of fatty liver disease in hypogonadal men and is not known to have any adverse liver effects. However, it is unclear if fixed dose TLANDO therapy without dose adjustment improves symptoms of psychosexual functions.

Objectives: The objective is to assess key sexual and mental domain Patient Reported Outcomes (PRO) post 52 weeks of treatment using TLANDO on the to-be-marketed dosing regimen in comparison with a widely used topical TRT, Androgel 1.62%.

Methods: Data analysis was performed in in hypogonadal males post TLANDO treatment without dose adjustment, and in patients on the active control from a randomized, multi-center, open label, active controlled 52-week trial (SOAR, NCT02081300). Sexual and mental domain function PROs were measured at baseline (BL) and end of study (EOS) using Psychosexual Daily Questionnaire (PDQ) and Short Form (SF)-36 surveys and compared between TLANDO and active control.

Results: Post treatment with TLANDO dosing regimen not requiring dose titration, key sexual domain function PROs at week 52 were significantly (p<0.05) improved from BL: positive mood (BL:4.5 vs EOS:5.1, p<0.001), negative mood (1.8 vs 1.4, p<0.01), overall sexual desire (2.5 vs 3.7, p<0.001), sexual activity (2.5 vs 4.0, p<0.001), highest pleasure with partner (2.0 vs 2.8, p=0.06), highest pleasure without partner (1.8 vs 2.4, p<0.05), weekly maintained erection (3.3 vs 4.5, p<0.001), and weekly full erection % (50.5% vs 68.9%, p<0.001). Most sexual and mental function PROs were comparable to Androgel 1.62. TLANDO therapy was well tolerated through 52 weeks of treatment exposure.

Conclusions: In conclusion, TLANDO, a novel easy to use and prescribe TRT not requiring dose titration, demonstrated improvement in sexual and mental PROs, a significant unmet need in hypogonadal males. Further placebo-controlled studies are warranted to better elucidate these improvements.